Exhibit 99.1

G&K Services Reports Fiscal 2009 First Quarter Results

Results include expense reduction actions to address economic conditions and reserves for certain matters

MINNEAPOLIS--(BUSINESS WIRE)--October 28, 2008--G&K Services, Inc. (NASDAQ: GKSR), today reported revenue for the quarter ended September 27, 2008 of $245.2 million, an increase from prior-year first quarter revenue of $243.8 million. This increase in revenue was driven by contribution from acquisitions.

The company reported first quarter earnings of $0.08 per diluted share, which were in line with revised expectations. First quarter earnings per diluted share were impacted by expenses associated with recent expense reduction activities and reserves increased or established for recent environmental and compensation matters, which totaled $0.42 per diluted share. Difficult economic conditions, higher energy costs, increased prices for certain operating items and the impact of recent hurricanes also pressured first quarter earnings. In addition, first quarter earnings per diluted share were impacted by a higher than anticipated effective tax rate.

“We’re taking aggressive actions to address current economic conditions,” said Richard Marcantonio, chairman and chief executive officer. “As we announced earlier this month, we’re rapidly implementing several significant initiatives to reduce our cost structure. In addition, we’re scrutinizing all areas of the company and we’re taking vigorous steps to drive down overall spending, while also protecting focused investments to support revenue growth. Moving forward, G&K is well-positioned financially and operationally to continue to generate strong cash flow, enhance service to our customers and improve our profitability.”

Income Statement Review

First quarter revenue from G&K’s rental business increased to $229.1 million, up from $226.1 million in the prior-year period as a result of acquisitions. The company’s organic rental revenue was consistent with the prior-year period. Organic rental growth continues to reflect solid route sales performance and higher pricing, offset by an increase in economic-driven customer attrition, reduced customer employment levels and lower new account sales due to the difficult economy. Direct sale revenue was $16.1 million, compared to $17.7 million in the prior-year period. Direct sales volume compared to the year-ago period continues to be impacted by weakness in certain customer end-markets, soft overall economic conditions and the non-renewal of one customer as previously disclosed in the third quarter of last fiscal year. Organic rental growth is calculated using rental revenue, adjusted for foreign currency exchange rate differences and newly acquired revenue compared to prior-period results.

Gross margin from rental operations for the quarter was 29.4 percent, compared to 32.9 percent in the prior-year period. The change in rental gross margin was a result of charges related to expense reduction actions and reserves for certain matters, which totaled approximately 1.9 percent of rental revenue. In addition, energy costs reduced rental gross margins by approximately 1.0 percent of rental revenue. Gross margin from direct sales was 25.0 percent, compared to 28.1 percent in the prior-year period, as a result of the impact of fixed cost absorption from lower direct sales volume.

Selling and administrative expenses in the quarter were 25.2 percent of consolidated revenue, up from 22.8 percent in the prior-year period. First quarter charges associated with expense reduction initiatives and reserves established or increased for certain matters accounted for approximately 2.5 percent of consolidated revenue.

Balance Sheet and Cash Flow Statement Review

The company’s balance sheet remains strong. As of September 27, 2008, the company had total borrowings of $299.7 million and a total debt to total capitalization ratio of 35.3 percent. Total shareholders’ equity at the end of the first quarter was $548.2 million.

Cash provided by operating activities for the quarter ended September 27, 2008 was $11.7 million, compared to $14.3 million in the prior-year period. Cash used for property, plant and equipment during the first quarter totaled $6.4 million, compared to $2.4 million in the prior-year period. Free cash flow, defined as cash flow from operations less capital expenditures, was $5.3 million. The company remains focused on generating continued strong free cash flow.

As previously disclosed, the company initiated and expanded a share repurchase program to repurchase up to $175.0 million of the company’s outstanding common stock. During the first quarter of fiscal 2009, the company purchased approximately 0.2 million shares of common stock. Since inception of the program, the company has purchased approximately 2.9 million shares, or approximately 13.5 percent of the total shares outstanding, at a cost of approximately $107.2 million.

Outlook

The company expects fiscal 2009 second quarter revenue to range from $244.0 million to $248.0 million and earnings per diluted share from $0.50 to $0.55. The revenue guidance includes continued focus on improving rental organic growth, offset by the impact of difficult economic conditions on customer retention, customer usage items and customer employment levels. In addition, during October the Canadian dollar weakened significantly against the U.S. dollar. The revenue range above assumes a Canadian dollar to U.S. dollar exchange rate of 0.82 compared to the prior year second quarter actual exchange rate of 1.02. Due to the weaker Canadian dollar, second quarter revenue is projected to be reduced by approximately $8.0 million when compared to the prior-year period.

The earnings guidance also reflects the weaker Canadian dollar exchange rate which lowers earnings per diluted share by approximately $0.04 per diluted share when compared to the prior-year period. The earnings guidance also reflects an effective tax rate of 39.0 to 40.0 percent.

Conference Call Information

The company will host a conference call today at 10:00 a.m. (CST) to discuss its financial results, business highlights and outlook. The call will be webcast and is available on the Investor Relations section of the company’s website at www.gkservices.com (click on webcast icon and follow the instructions). A replay of the call will be available on the company’s website through November 27, 2008.

Safe Harbor for Forward-Looking Statements

Statements made in this press release concerning our intentions, expectations or predictions about future results or events are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements reflect our current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which could be material and adverse. You are cautioned not to place undue reliance on these statements, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended June 28, 2008.

About G&K Services, Inc.

G&K Services, Inc. is a market leader in branded identity apparel programs and facility services in the United States, and is the largest such provider in Canada. Headquartered in Minneapolis, Minnesota, G&K Services has approximately 10,000 employees serving more than 175,000 customers from over 175 facilities in North America and Europe. G&K Services is a publicly held company traded over the NASDAQ Global Select Market under the symbol GKSR and is a component of the Standard & Poor’s SmallCap 600 Index. For more information on G&K Services, visit the company’s website at www.gkservices.com.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
G&K Services, Inc. and Subsidiaries
(Subject to Reclassification)

	For the Three Months Ended
	September 27,	September 29,
(U.S. Dollars, in thousands, except per share data)	2008	2007

REVENUES
Rental operations	$229,133	$226,068
Direct sales	16,103	17,718
Total revenues	245,236	243,786

OPERATING EXPENSES
Cost of rental operations	161,832	151,735
Cost of direct sales	12,084	12,731
Selling and administrative	61,891	55,484
Total operating expenses	235,807	219,950
INCOME FROM OPERATIONS	9,429	23,836
Interest expense	3,597	3,958
INCOME BEFORE INCOME TAXES	5,832	19,878
Provision for income taxes	4,374	7,514
NET INCOME	$1,458	$12,364
Basic weighted average number of shares outstanding	18,662	21,108
BASIC EARNINGS PER COMMON SHARE	$0.08	$0.59
Diluted weighted average number of shares outstanding	18,793	21,320
DILUTED EARNINGS PER COMMON SHARE	$0.08	$0.58

Dividends per share	$0.07	$0.05

CONSOLIDATED CONDENSED BALANCE SHEETS
G&K Services, Inc. and Subsidiaries
(Subject to Reclassification)

	September 27,	June 28,
	2008	2008
(U.S. dollars, in thousands)
ASSETS
Current Assets
Cash and cash equivalents	$21,118	$12,651
Accounts receivable, net	109,611	111,307
Inventories, net	143,668	142,318
Other current assets	25,321	26,181
Total current assets	299,718	292,457

Property, Plant and Equipment, net	248,162	253,041
Other Assets	501,431	507,676
Total assets	$1,049,311	$1,053,174

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$26,562	$30,873
Accrued expenses	78,025	78,282
Deferred income taxes	6,058	6,154
Current maturities of long-term debt	7,832	7,891
Total current liabilities	118,477	123,200

Long-Term Debt, net of Current Maturities	291,845	280,428
Deferred Income Taxes	33,905	35,190
Accrued Income Taxes – Long Term	12,275	12,343
Other Noncurrent Liabilities	44,592	44,537
Stockholders' Equity	548,217	557,476
Total liabilities and stockholders’ equity	$1,049,311	$1,053,174

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
G&K Services, Inc. and Subsidiaries
(Subject to Reclassification)

	For the Three Months Ended
	September 27,	September 29,
(U.S. dollars, in thousands)	2008	2007
Operating Activities:
Net income	$1,458	$12,364
Adjustments to reconcile net income to net cash provided by operating activities -
Depreciation and amortization	11,422	11,594
Other adjustments	2,177	(1,441)
Changes in current operating items, exclusive of acquisitions	(6,092)	(11,344)
Other assets and liabilities	2,744	3,165
Net cash provided by operating activities	11,709	14,338
Investing Activities:
Property, plant and equipment additions, net	(6,420)	(2,365)
Acquisition of business assets, net	14	(40,294)
Purchase of investments, net	-	(1,348)
Net cash used for investing activities	(6,406)	(44,007)
Financing Activities:
Payments of long-term debt	(7,141)	(7,314)
Proceeds from revolving credit facilities, net	18,500	38,601
Cash dividends paid	(1,328)	(1,074)
Net Issuance of common stock, primarily under stock option plans	207	1,705
Purchase of common stock	(6,776)	(11,244)
Net cash provided by financing activities	3,462	20,674
Increase/ (Decrease) in Cash and Cash Equivalents	8,765	(8,995)
Effect of Exchange Rates on Cash	(298)	701

Cash and Cash Equivalents:
Beginning of period	12,651	22,759
End of period	$21,118	$14,465

CONTACT:
G&K Services, Inc.
Jeffrey L. Wright, 952-912-5500
Senior Vice President and Chief Financial Officer
or
Shayn R. Carlson, 952-912-5500
Director of Investor Relations